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                       June 8, 2021

       John Kritzmacher
       Executive Vice President and Chief Financial Officer
       John Wiley & Sons, Inc.
       111 River Street
       Hoboken, New Jersey 07030

                                                        Re: John Wiley & Sons,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended April 30, 2020
                                                            Filed June 26, 2020
                                                            Form 8-K filed
March 4, 2021
                                                            File No. 001-11507

       Dear Mr. Kritzmacher:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing